                                                                    EXHIBIT 99.1

80 YEARS AGO A BRAND WAS BORN. [GRAPHIC]

                                            Land O'Lakes,Inc. Annual Report 2004

PROUD HERITAGE

[GRAPHICS]

80 YEARS AGO A CONTEST WAS HELD TO FIND A NAME FOR THE NEW,SWEET CREAM BUTTER BEING MARKETED BY THE MINNESOTA COOPERATIVE CREAMERIES ASSOCIATION. OUT OF MORE THAN 100,000 ENTRIES "LAND O'LAKES"WAS SELECTED.

TABLE OF CONTENTS

Letter to Stakeholders.............................     Inside Cover
Dairy Foods .......................................                2
Ag Services .......................................                3
Board of Directors ................................                4
Financial Overview ................................                6
Consolidated Statements of Operations .............                8
Consolidated Balance Sheets .......................                9
Consolidated Statements of Cash Flows .............               10
Consolidated Statements of Equities ...............               11
Notes to Consolidated Financial Statements ........               12
Report of Management and Independent
   Registered Public Accounting Firm ..............               24
Five Years in Review and Senior Strategy Team .....               25

DEAR STAKEHOLDERS

[PICTURES]

Proud Heritage, Powerful Brands - the theme for this annual report describes what Land O'Lakes is all about.

      In 1921, representatives of more than 300 cooperative creameries formed the organization that became Land O'Lakes - based on a commitment to quality; a focus on value-added marketing; a dedication to creating value for members and customers; and an emphasis on positive business and financial performance as essential to our ability to fulfill our obligations as a business and as a cooperative. That proud heritage remains at the heart of Land O'Lakes today.

      Those cooperative pioneers understood the importance of a strong, well-respected brand in building business success and delivering value to owners and customers. They launched the first-ever national butter brand - and the LAND O LAKES brand remains the gold standard today. In fact, powerful brands, on the Dairy Foods and Ag Services sides of our business, remain essential to our success.

      Over the years, we've seen a lot of change in production agriculture and agribusiness - on the farm, at the local cooperative and in Land O'Lakes.

      In the 1920s, Land O'Lakes transformed the concept of cooperatives - from primarily commodity-focused organizations to a new focus on value-added marketing. We became a farmer-owned force in the value-added market.

      In the 1970s and 80s, Land O'Lakes went through another transformation, as the merger with FELCO launched an era of significant growth in the Ag Services side of our business. We became a more balanced marketing and supply organization.

      In the mid-1990s, another transformation took place, as Land O'Lakes focused on, and achieved, dramatic growth. We went from a Midwest-based regional organization to a national business and membership organization.

      As we enter 2005, we are poised to again transform our organization, becoming a more focused,higher-performing, financially stronger, national organization - with the capacity to deliver greater value to members and explore future growth.

      Our proud heritage and powerful brands will provide the foundation from which we can undertake this transformation, which will be driven by the strength and dedication of our people; our commitment to completing key portfolio initiatives; and our passion for performance in our core businesses.

PEOPLE

Success in transforming our organization and building success in today's economic environment will depend on having the right people, with the right skills and the right motivation in the right positions throughout the organization.

      Land O'Lakes will continue to focus on creating the organizational culture necessary to attract, retain, develop and energize a world-class workforce. We will pursue this through a steadfast dedication to Our Values; well-defined Leadership Expectations; Leadership Development and Succession Planning; and an effective Performance Management System.

PORTFOLIO INITIATIVES

Key to Land O'Lakes transformation into a more intensely focused and financially stronger organization is the completion of our ongoing strategic portfolio initiatives. These initiatives are based on a commitment to dedicating our resources to those businesses which will enable us to deliver optimal value to today's and tomorrow's owners and customers. This means not only channeling our investment into businesses that meet this standard, but also evaluating how to best position - or reposition - those that do not.

      Accordingly, we are completing the repositioning of substantially all of our swine production assets, continuing to examine repositioning alternatives in layers/eggs, working to upgrade and right-size our dairy manufacturing infrastructure and working with the CF Industries Board to investigate strategic options in relation to fertilizer manufacturing.

      Accomplishing our portfolio initiatives will permit us to accelerate debt reduction and strengthen the balance sheet. With a stronger balance sheet,we will be in a better position to pursue - and potentially accelerate - future core business growth.

PERFORMANCE IN OUR CORE BUSINESSES

Positive business and financial performance also is essential to our long-term success. Historically, cooperative businesses have faced unique performance challenges because of their long-standing ties to commodity markets. At Land O'Lakes, we have a proud heritage of positive performance driven by our focus on innovation and the development of branded, proprietary, value-added products. This combination of innovation and strong brands will continue to provide the foundation for performance in our core businesses, as will an ongoing focus on optimizing efficiency and reducing costs.

2004 OVERVIEW

In 2004, Land O'Lakes reported $21 million in net earnings. Those earnings reflect approximately $60 million in non-cash, pretax accounting adjustments - $23 million related to unrealized hedging losses and a $37 million impairment of our $249.5 million investment in fertilizer manufacturing (CF Industries). When you factor out these non-cash adjustments, we achieved strong performance in Dairy Foods, Seed,Agronomy and Layers/Eggs. We did continue to face challenges in our Feed business. However, even there, our branded and proprietary products performed well and fourth-quarter results reflected new momentum.

      We also continued our focus on paying down debt and building the balance sheet in 2004, with $126 million in term debt payments - of which $100 million relates to the expansion of our receiv-ables securitization facility. Land O'Lakes closed 2004 with an improved long-term debt-to-capital ratio and strong liquidity. In addition, we made a $50-million term debt prepayment early in 2005.

DAIRY FOODS

The power of the LAND O LAKES brand and the strength of our heritage in value-added marketing were reflected in significantly improved earnings in Dairy Foods. We achieved particularly strong performance in our core Branded Butter, Deli Cheese and Spreads categories.

      We also realized improved performance in the Dairy Foods manufacturing segment,and completed the Phase II expansion of our Cheese and Protein International West Coast joint venture facility on time and on budget.

      As we look to the future of our Dairy Foods business, we will continue - and even intensify - our focus on our Value Added businesses. Given our marketing heritage and brand strength, this is the area in which we can bring the highest level of value to members and customers.

HIGHLIGHTS OF 2004

                                       2004             2003
                                   -----------      -----------
FOR THE YEAR: ($ in thousands)
Net sales                          $ 7,676,492      $ 6,269,185
Net earnings                            21,433           81,994
Allocated patronage equities            23,636           40,045
Cash returned to members                34,615           24,380

AT YEAR END: ($ in thousands)
Total assets                       $ 3,199,782      $ 3,373,129
Working capital                        327,483          432,623
Long-term debt                         933,236        1,065,382
Equities                               854,904          879,364

FINANCIAL MEASURES:
Return on equity                           2.4%             9.2%
Return on invested capital                 6.3%             7.7%
Long-term debt-to-capital                 51.9%            53.1%
Current ratio                             1.29             1.40

MEMBERSHIP:
Member associations                      1,240            1,284
Individual members                       5,462            6,056

FEED

Feed continued to face significant challenges in the livestock segment, driven by competitive pressures; increased energy, transportation and ingredients costs; and the ongoing restructuring of the dairy and swine industries. Overall, livestock feed sales were down 2 percent. Lifestyle feed, bolstered by the strength of our LAND O LAKES and Purina brands, achieved a double-digit volume increase.

      Going forward, Feed will concentrate on intensifying customer focus; leveraging the power of our brands and our proprietary product lines; building "best-cost" supply chain efficiency; and delivering improved financial results.

LAYERS/EGGS

Land O'Lakes is involved in the Layers/Eggs industry through our MoArk joint venture. While volatile markets and increased feed costs dampened earnings somewhat, earnings in this business remained solid.

      We remain dedicated to optimizing cash flow and delivering maximum value to owners and customers, while exploring strategic growth and repositioning alternatives in this non-core business.

SEED

Seed achieved record sales and earnings in 2004. Contributing to this performance was a seventh consecutive year of double-digit increases in corn volume and increased CROPLAN GENETICS sales and brand awareness.

      In 2005, we will remain dedicated to helping local cooperatives build their business and profitability in Seed, while also growing our overall volume and our CROPLAN GENETICS brand.

AGRONOMY

Land O'Lakes participates in the agronomy industry primarily through our 50-percent ownership in the Agriliance joint venture - the leading marketer of crop production inputs. Agriliance has achieved increased earnings in each of its past four fiscal years. Overall,Agronomy operations contributed solid pretax earnings from operations. Those earnings, however, were offset by the non-cash impairment on our investment in CF Industries.

      Agriliance will continue to focus on building strong customer relationships; maximizing operating efficiency; growing the strength of its AgriSolutions-branded crop protection product line; and expanding its global crop nutrients sourcing capability.

      As we look back at 2004, we see a year in which Land O'Lakes achieved solid operating performance in nearly all our core businesses and also continued to pay down debt and improve the balance sheet.

      Looking to 2005 and beyond, we are dedicated to transforming Land O'Lakes into a more focused and financially stronger organization - poised for future strategic growth and capable of delivering optimal value to members and customers. As we do that, we will build success on a foundation of our proud heritage and powerful brands.

Sincerely,

/s/ PETE KAPPELMAN
-----------------------
Pete Kappelman
Chairman of the Board

/s/ JOHN E. GHERTY
-----------------------
John E. Gherty
President and Chief Executive Officer

POWERFUL BRANDS

[LAND LAKES GRAPHICS]

TODAY,LAND O'LAKES POWERFUL BRANDS TOUCH CONSUMERS ACROSS THE COUNTRY. LAND O LAKES(R) BUTTER AND DELI CHEESE ARE CONSUMER FAVORITES AND TOP SELLERS IN THEIR RESPECTIVE CATEGORIES. LAND O LAKES, PURINA,AND CROPLAN GENETICS ARE LEADING BRANDS IN THE AGRICULTURE INDUSTRY.

[CROPLAN GENETICS GRAPHICS]

[LAND O LAKES FEED GRAPHICS]

[GRAPHICS]

[PROUD HERITAGE GRAPHICS]

POWERFUL DAIRY BRANDS

Proud Heritage and Powerful Brands have been hallmarks of Dairy Foods for more than 80 years. The LAND O LAKES brand is recognized by more than 95 percent of American consumers.

The LAND O LAKES brand is identified with fresh, real and wholesome dairy products. It inspires trust and confidence, delivering consistent, dependable, high-quality results. Our brand provides the assurance that everything you cook or bake with LAND O LAKES(R) products will be something you are proud to serve in your home or restaurant.

[GRAPHICS]

It is these brand attributes that give LAND O LAKES(R) dairy products a significant marketplace advantage, distinguish us from our competition and are vital to our long-term business strategy. Our brand is perhaps the strongest, most identifiable and most sustainable asset that we own.

It is the strength of our brand that helped Dairy Foods deliver $16.5 million in earnings before taxes in 2004, a $12.9 million improvement over 2003. We built share in every core category behind new products; supported by strong sales, marketing and supply chain execution and continued investment in consumer spending.

FOODSERVICE

Foodservice achieved a record year, increasing share of market and growing volume 14 percent versus a year ago. New customers in the focus area of mid-scale dining were added and reduced fat cheese slices and portion control ranch cheese sauce were new products introduced in the school lunch channel. Creamy Blend, a butter and margarine blend, was also introduced.

DELI CHEESE

Deli Cheese finished the year with record-setting profits, an improvement of 30 percent versus a year ago. Deli volume was up 2 percent in a declining market. As a result, Deli increased its market share across the board in Total Deli, Full-Service Deli and Self-Service Deli.

RETAILBUTTER AND SPREADS

Branded butter and spreads both increased market share in 2004. Spreadable Butter with Canola Oil, our new product introduced in 2003, gained additional distribution in 2004 and is performing well in the marketplace.The long established quality of LAND O LAKES(R) Butter was reinforced as it earned top recommendations in all categories as reviewed by Cook's Illustrated magazine, a prominent consumer cooking and baking publication.

INDUSTRIAL

We also strengthened our Industrial performance by completing the construction of the second phase of Cheese and Protein International on time and on budget. In the rest of our manufacturing areas we made good progress in adjusting our assets to reflect regional changes in milk supply.

[GRAPHICS]

As one of the largest manufacturers and sellers of industrial cheese nationally, we made significant progress in 2004 in leveraging our size and scale to focus on foodservice distributors, pizza chains and industrial uses.

INTERNATIONAL

The International Development Division (IDD) recorded significant growth in its project portfolio, recording a 37 percent increase over funding received from donors in 2003, including the U.S.Agency for International Development and the U.S. Department of Agriculture among others. During 2004, IDD implemented 45 projects in more than three dozen countries, positively impacting the lives and livelihoods of millions of people around the world.

Our proud heritage and powerful brands are the core strengths of our Dairy Foods business and the key marketplace advantage that we own. Land O'Lakes will continue to extend this legacy through its ongoing work with dairy members to add value to their milk and the creation of exceptional branded dairy products for our customers and consumers.

[GRAPHICS]

POWERFUL AG SERVICES BRANDS

Powerful brands and a commitment to honoring our heritage drove the performance of Land O'Lakes Ag Services in 2004.

FEED

The Feed division ended 2004 with good momentum in what was a challenging year for the livestock agriculture industry, with such variables as volatile markets and high energy and transportation costs.

[GRAPHIC]

Feed also ended the year with a new name - Land O'Lakes Purina Feed LLC,which leverages two of the best-known and most-respected brands in animal nutrition. Strategic priorities focused on organizational readiness with a new regional structure, a streamlined supply chain, and a world-class marketing effort.

Feed continued its investment in dairy research by completing a new dairy facility at the LongView Animal Nutrition Center in Missouri.

New product roll-out successes included Purina(R) Ultium(TM) Competition Horse Formula, Cow's Match(R) and Amplifier(R) Max feed with specially formulated Architect(R) technology,LAND O LAKES(R) UltraCare(TM) Gel and the Purina(R) LeanMetrics(R) PuriGel,Wind & Rain(TM) mineral, Rally(TM) feed for transition and liquid application, and Exclusive(R) high performance dog food.

LAYERS

MoArk, LLC, the joint venture owned by Land O'Lakes, Inc. and Osborne Investments, LLC, turned in strong performance thanks in part to high egg prices, particularly early in the year. This benefit was somewhat offset by higher feed costs and an excess supply of eggs, which impacted second-half markets. MoArk was successful in its continued expansion of the LAND O LAKES brand and Eggland's Best franchise with volume increases of 43 percent and 29 percent, respectively.We continued to improve layer production costs at all levels.

SEED

Seed achieved $538 million in sales and $15.8 million pretax earnings, aided by a 12 percent increase in corn sales. Other highlights included: the seventh consecutive year of double-digit seed corn growth rates; a consolidated computer system; the Answer Plot program; trait stewardship management; alfalfa inventory management; and soybean production,supply and distribution improvements.

[GRAPHIC]

The Seed division also continued to streamline its operations while offering the most complete line of biotechnology traits available. CROPLAN GENETICS(R), Hytest(R) Seeds, Forage First(R) and WL Alfalfas(R) are brands of Land O'Lakes, Inc. now sold through the farm cooperative system and retailers across the country.

SWINE

Turning to Swine, significant headway was made in repositioning this business in part by exiting higher-risk ventures.The ultimate goal is to reduce risk and capital usage, while preserving the components of the Swine business that are of greatest value to members.

AGRILIANCE

Strong customer focus, prudent expense management and beneficial supplier relationships helped Agriliance post its third consecutive fiscal year of record earnings. Improved financial results were due in large part to the strong performance of Southern Retail Operations and continued growth of AgriSolutions(TM) products.

[GRAPHIC]

Agriliance introduced four new AgriSolutions(TM) products, improved its international crop nutrients sourcing and distribution capabilities, participated in crop nutrients strategic alliances with local cooperatives, and remained committed to helping customers succeed by building local retail seller technical and sales skills.

[PROUD HERITAGE GRAPHIC]

[PHOTOS OF BOARD OF DIRECTORS AG REGIONS]

[PHOTOS OF BOARD OF DIRECTORS DAIRY REGIONS]

FINANCIAL OVERVIEW

SEGMENT OVERVIEW

Land O'Lakes operates in five segments: Dairy Foods, Feed, Seed,Agronomy and Layers.The Dairy Foods segment produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets.The Seed segment markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. The Agronomy segment, through investments in CF Industries, Inc. and Agriliance LLC, manufactures, markets and distributes crop nutrient and crop protection products. Layers produces and markets shell and liquid egg products through MoArk, LLC.

SALES AND EARNINGS

NET SALES for Land O'Lakes, Inc. and subsidiaries (the "Company") in 2004 were $7.7 billion compared with $6.3 billion in 2003, an increase of $1.4 billion.

[SALES BAR CHART]

      Dairy Foods segment sales increased in 2004, mainly due to higher market prices for butter and cheese products and volume gains in foodservice cheese. Feed segment sales rose slightly, primarily due to the effects of higher commodity prices for feed ingredients and volume growth within lifestyle feed. Higher Seed segment sales were mainly attributed to volume growth and higher prices in corn and soybean crop seed. Layers segment sales were up considerably, principally due to consolidating a full year of MoArk sales in 2004 versus a partial year in 2003.

NET EARNINGS for the Company in 2004 were $21.4 million compared with $82.0 million in 2003, a decrease of $60.6 million. Net earnings in 2004 were impacted by a reduction in gain on legal settlements, net of income taxes, of $12.8 million as well as a $34.7-million impairment of the investment in CF Industries, net of income taxes.The change in net earnings was also impacted by unrealized hedging losses of $13.9 million, net of income taxes, in 2004 compared with unrealized hedging gains of $12.0 million, net of income taxes, in 2003. Excluding these items,the Company's net earnings increased $12.8 million in 2004.This increase reflects improved results in the Dairy Foods and Seed segments partially offset by lower earnings in the Feed and Layers segments.

[NET EARNINGS BAR CHART]

      Dairy Foods segment earnings in 2004 increased as a result of improved margins in retail butter and consumer cheese and increased volume in foodservice cheese. Partially offsetting this benefit were lower margins in the spreads and dried cheese categories. Earnings in the Seed segment increased appreciably due to improved margins in alfalfa and higher volumes in corn and soybean crop seed. Feed segment earnings decreased due to volume declines in livestock feed and increased restructuring and impairment charges. This was partially offset by the effects of volume increases in horse and companion animal lifestyle feed and stronger margin performance in feed ingredients. Layers segment earnings decreased in 2004 due to lower egg market prices, which averaged $0.91 per dozen compared to $0.94 per dozen last year.

      Earnings from equity in affiliated companies, that are primarily from Land O'Lakes investments within the Agronomy and Layers segments, increased slightly.

FINANCIAL CONDITION

DEBT is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2004 were $51.8 million compared with $80.7 million at December 31, 2003.

[LONG-TERM DEBT-TO-CAPITAL BAR CHART]

      Long-term debt, including current portion, was $943.9 million at December 31, 2004 compared with $1,073.2 million at December 31, 2003.

      Long-term debt at December 31,2004 included a $200 million revolving credit facility and a $118.4 million institutional term loan due in 2008,both of which are secured by the majority of the Company's assets.In addition,the Company had $175 million in secured notes due 2010 and $350 million in unsecured notes due 2011.The secured notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver and institutional term loan. The unsecured notes carry a coupon rate of 8 3/4 percent. Interest rates on the revolver and institutional term loan are based upon the London InterBank Offered Rate (LIBOR),plus applicable spreads.As of December 31, 2004,$145.3 million was available under the revolver after giving effect to outstanding letters of credit.

      In April and May 2004, the Company entered into three $50 million fixed-to-floating interest rate swap agreements, designated as fair value hedges, in an effort to return to historical exposure levels for floating interest rate debt.These swaps mirror the terms of the 8 3/4 percent notes and effectively converted $150 million of such notes from a fixed 8 3/4 percent rate to an effective rate of LIBOR plus 385 basis points.As of December 31, 2004, the aggregate notional amount of the swaps is $150 million and the fair value is $0.3 million.

      The Company's capital securities, which are also included in long-term debt, of $190.7 million carry a coupon interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other debt.

      Land O'Lakes long-term debt-to-capital ratio was 51.9 percent at December 31, 2004 compared with 53.1 percent a year ago.

      As of December 31, 2004, the Company's senior secured debt rating was B+ (Standard & Poor's) and B1 (Moody's). The senior secured notes were rated B (Standard & Poor's) and B2 (Moody's) and the senior unsecured note rating was B- (Standard & Poor's) and B3 (Moody's). The Company's capital securities ratings were CCC (Standard & Poor's) and Caa1 (Moody's).

OBLIGATIONS UNDER CAPITAL LEASE at December 31, 2004 were $100.9 million, which represents the present value of the future minimum lease payments for the leases of CPI and MoArk. CPI, a 97-percent-owned subsidiary, leases the real property and certain equipment relating to its cheese manufacturing and whey processing plant in Tulare, CA. The lease balance was $90.4 million at December 31, 2004. MoArk, a 57.5-percent-owned subsidiary, leases land, buildings and equipment at various locations. MoArk had a lease balance of $10.5 million at December 31, 2004.

EQUITIES at December 31, 2004 were $854.9 million compared with $879.4 million at December 31, 2003. The decrease of $24.5 million resulted from equity revolvement, age retirements, estate redemptions, patronage refunds payable and a minimum pension liability adjustment of $7.4 million, net of income taxes. This decrease was partially offset by $21.4 million in net earnings.

[EQUITIES BAR CHART]

CASH RETURNED TO MEMBERS in 2004 was $34.6 million compared with $24.4 million in 2003. Members received $16.3 million of equity revolvement, $11.4 million of cash patronage related to prior year's earnings and $6.9 million of age retirement, estate and other payments during the year.

[CASH RETURNED TO MEMBERS BAR CHART]

PERFORMANCE MEASURES

Land O'Lakes is committed to improving profitability in each core business through the effective use of invested capital and increased returns to members. The Company uses two primary performance measures - return on invested capital
(ROIC) and return on equity (ROE). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members' investment in Land O'Lakes.

RETURN ON INVESTED CAPITAL in 2004 was 6.3 percent compared with 7.7 percent in 2003. Land O'Lakes average ROIC for the five-year period ended in 2004 was 7.9 percent.

[RETURN ON INVESTED CAPITAL BAR CHART]

RETURN ON EQUITY in 2004 was 2.4 percent compared with 9.2 percent in 2003. This decrease was primarily due to lower net earnings. Average ROE for the five-year period ended in 2004 was 8.8 percent.

[RETURN ON EQUITY BAR CHART]

SEC REPORTING

Certain of Land O'Lakes debt is registered with the SEC and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company's filings can be accessed on the internet at www.sec.gov or the Company's website (www.landolakesinc.com).

                      CONSOLIDATED STATEMENTS OF OPERATIONS

LAND O'LAKES, INC.
($ in thousands)

Years Ended December 31                                               2004                  2003               2002
-----------------------                                         ----------------      ---------------     --------------
NET SALES                                                       $      7,676,492      $     6,269,185     $    5,789,568
Cost of sales                                                          7,082,784            5,684,953          5,283,667
                                                                ----------------      ---------------     --------------
Gross profit                                                             593,708              584,232            505,901
Selling, general and administrative                                      500,935              464,610            466,536
Restructuring and impairment charges                                       7,815                6,342             31,412
                                                                ----------------      ---------------     --------------
Earnings from operations                                                  84,958              113,280              7,953
Interest expense, net                                                     83,114               80,972             76,377
Gain on legal settlements                                                 (5,415)             (22,842)          (155,544)
Other income, net                                                         (2,061)              (1,586)            (8,362)
Equity in earnings of affiliated companies                               (58,412)             (57,249)           (24,166)
Loss on impairment of investment                                          36,500                    -                  -
Minority interest in earnings of subsidiaries                              1,648                6,366              5,487
                                                                ----------------      ---------------     --------------
Earnings before income taxes and discontinued operations                  29,584              107,619            114,161
Income tax expense                                                         1,404               20,703              4,402
                                                                ----------------      ---------------     --------------
Net earnings from continuing operations                                   28,180               86,916            109,759
Loss from discontinued operations, net of income tax benefit              (6,747)              (4,922)           (13,387)
                                                                ----------------      ---------------     --------------
NET EARNINGS                                                    $         21,433      $        81,994     $       96,372
                                                                ================      ===============     ==============

Applied to:
  Member equities
    Allocated patronage                                         $         23,636      $        40,045     $       96,900
    Deferred equities                                                      1,920                 (312)           (13,128)
                                                                ----------------      ---------------     --------------
                                                                          25,556               39,733             83,772
Retained earnings                                                         (4,123)              42,261             12,600
                                                                ----------------      ---------------     --------------
                                                                $         21,433      $        81,994     $       96,372
                                                                ================      ===============     ==============

See accompanying notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS

LAND O'LAKES, INC.
($ in thousands)

December 31                                                       2004                 2003
-----------                                                 ----------------     -----------------
ASSETS

Current assets:
   Cash and short-term investments                          $         73,136     $         110,274
   Restricted cash                                                    20,338                20,118
   Receivables, net                                                  558,841               604,438
   Inventories                                                       454,015               473,391
   Prepaid expenses                                                  284,484               242,923
   Other current assets                                               73,560                72,110
                                                            ----------------     -----------------
      Total current assets                                         1,464,374             1,523,254
Investments                                                          470,550               503,452
Property, plant and equipment, net                                   610,012               617,386
Property under capital lease                                         100,179               109,145
Goodwill, net                                                        331,582               373,083
Other intangibles                                                     99,016               102,938
Other assets                                                         124,069               143,871
                                                            ----------------     -----------------
      Total assets                                          $      3,199,782     $       3,373,129
                                                            ================     =================

LIABILITIES AND EQUITIES

Current liabilities:
   Notes and short-term obligations                         $         51,753     $          80,703
   Current portion of long-term debt                                  10,680                 7,841
   Current portion of obligations under capital lease                 10,378                10,399
   Accounts payable                                                  813,328               741,989
   Accrued expenses                                                  228,435               230,250
   Patronage refunds and other member equities payable                22,317                19,449
                                                            ----------------     -----------------
      Total current liabilities                                    1,136,891             1,090,631
Long-term debt                                                       933,236             1,065,382
Obligations under capital lease                                       90,524                99,650
Employee benefits and other liabilities                              174,877               175,363
Minority interests                                                     9,350                62,739
Equities:
   Capital stock                                                       2,059                 2,125
   Member equities                                                   852,759               866,586
   Accumulated other comprehensive loss                              (73,792)              (65,685)
   Retained earnings                                                  73,878                76,338
                                                            ----------------     -----------------
      Total equities                                                 854,904               879,364
                                                            ----------------     -----------------
Commitments and contingencies
                                                            ----------------     -----------------
Total liabilities and equities                              $      3,199,782     $       3,373,129
                                                            ================     =================

See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

LAND O'LAKES, INC.
($ in thousands)

Years Ended December 31                                                      2004               2003               2002
-----------------------                                                 -------------      -------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings                                                         $      21,433      $      81,994      $       96,372
   Loss from discontinued operations, net of income tax benefit                 6,747              4,922              13,387
   Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                            107,214            111,500             101,907
     Amortization of deferred financing costs                                   5,625              7,736               3,063
     Bad debt expense                                                           2,351              5,214               5,094
     Proceeds from patronage revolvement received                               6,043              5,000               2,061
     Non-cash patronage income                                                 (1,355)            (3,578)             (1,921)
     Receivable from legal settlement                                               -             96,707             (96,707)
     Deferred income tax (benefit) expense                                     (4,977)            11,675              (8,811)
     Decrease (increase) in other assets                                        5,740              5,865             (85,843)
     Decrease in other liabilities                                             (3,499)            (2,216)             (2,301)
     Restructuring and impairment charges                                      44,315              6,342              31,412
     Gain on divestiture of businesses                                         (1,438)              (684)             (5,147)
     Equity in earnings of affiliated companies                               (58,412)           (57,249)            (24,166)
     Minority interests                                                         1,648              6,366               5,487
     Other                                                                     (1,239)           (12,125)                (73)
   Changes in current assets and liabilities, net of divestitures:
     Receivables                                                               37,586            (46,484)            (15,043)
     Inventories                                                               15,105            (14,314)             (8,576)
     Other current assets                                                     (36,152)           (56,926)            (19,924)
     Accounts payable                                                          72,378             36,345              56,734
     Accrued expenses                                                         (17,089)            44,400             (16,794)
                                                                        -------------      -------------      --------------
   Net cash provided by operating activities                                  202,024            230,490              30,211

CASH FLOWS FROM INVESTING ACTIVITIES:

   Additions to property, plant and equipment                                 (96,099)           (71,651)            (84,832)
   Purchase of minority interest                                              (12,150)                 -                   -
   Payments for investments                                                      (703)           (10,047)            (15,976)
   Net proceeds from divestiture of businesses                                 13,068              1,815              15,787
   Proceeds from sale of investments                                            2,342              3,000              25,974
   Proceeds from sale of property, plant and equipment                         11,990             21,727              23,081
   Dividends from investments in affiliated companies                          47,846             37,356              26,407
   Increase in restricted cash                                                   (220)           (20,118)                  -
   Other                                                                          860              3,667               7,771
                                                                        -------------      -------------      --------------
   Net cash used by investing activities                                      (33,066)           (34,251)             (1,788)

CASH FLOWS FROM FINANCING ACTIVITIES:

   (Decrease) increase in short-term debt                                     (28,616)            11,683              10,118
   Proceeds from issuance of long-term debt                                    17,416            185,037               6,057
   Principal payments on long-term debt                                      (146,011)          (304,910)            (62,040)
   Principal payments on obligations under capital lease                      (10,367)            (9,590)                  -
   Payments for debt issuance costs                                            (4,323)            (3,486)                  -
   Payments for redemption of member equities                                 (34,615)           (24,380)            (37,878)
   Other                                                                         (304)              (688)                128
                                                                        -------------      -------------      --------------
   Net cash used by financing activities                                     (206,820)          (146,334)            (83,615)
   Net cash provided (used) by discontinued operations                            724             (3,958)            (10,650)
                                                                        -------------      -------------      --------------
   Net (decrease) increase in cash and short-term investments                 (37,138)            45,947             (65,842)
Cash and short-term investments at beginning of year                          110,274             64,327             130,169
                                                                        -------------      -------------      --------------
Cash and short-term investments at end of year                          $      73,136      $     110,274      $       64,327
                                                                        =============      =============      ==============

See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF EQUITIES

LAND O'LAKES, INC.
($ in thousands)

                                                                                         Accumulated
                                                               Member Equities               Other
                                              Capital  --------------------------------  Comprehensive     Retained       Total
Years Ended December 31, 2004, 2003 and 2002   Stock   Allocated   Deferred      Net     Income (Loss)     Earnings     Equities
--------------------------------------------  -------  ----------  ---------  ---------  -------------  -------------   ---------
BALANCE, DECEMBER 31, 2001                    $ 2,305  $  806,562  $ (12,573) $ 793,989  $         997  $      25,992   $ 823,283

Capital stock issued                                5           -          -          -              -              -           5
Capital stock redeemed                           (120)          -          -          -              -              -        (120)
2002 earnings, as applied                           -      96,900    (13,128)    83,772              -         12,600      96,372
 Less portion stated as current liability           -      (4,178)         -     (4,178)             -              -      (4,178)
Portion of member equities stated as current
 liability                                          -      (8,210)         -     (8,210)             -              -      (8,210)
Cash patronage and redemption of member
 equities                                           -     (37,878)         -    (37,878)             -              -     (37,878)
Redemption included in prior year's
 liabilities                                        -      28,900          -     28,900              -              -      28,900
Minimum pension liability adjustment, net of
 income taxes                                       -           -          -          -         (1,016)             -      (1,016)
Change in the fair value of securites               -           -          -          -           (908)             -        (908)
Foreign currency translation adjustment             -           -          -          -            305              -         305
Other, net                                          -       2,601          -      2,601              -         (3,391)       (790)
                                              -------  ----------  ---------  ---------  -------------  -------------   ---------
BALANCE,DECEMBER 31,2002                        2,190     884,697    (25,701)   858,996           (622)        35,201     895,765
Capital stock issued                                3           -          -          -              -              -           3
Capital stock redeemed                            (68)          -          -          -              -              -         (68)
2003 earnings, as applied                           -      40,045       (312)    39,733              -         42,261      81,994
 Less portion stated as current liability           -     (11,640)         -    (11,640)             -              -     (11,640)
Portion of member equities stated as current
 liability                                          -      (7,809)         -     (7,809)             -              -      (7,809)
Cash patronage and redemption of member
 equities                                           -     (24,380)         -    (24,380)             -              -     (24,380)
Redemption included in prior year's
 liabilities                                        -      12,388          -     12,388              -              -      12,388
Minimum pension liability adjustment, net of
 income taxes                                       -           -          -          -        (65,617)             -     (65,617)
Change in the fair value of securites               -           -          -          -          1,062              -       1,062
Foreign currency translation adjustment             -           -          -          -           (508)             -        (508)
Other, net                                          -        (702)         -       (702)             -         (1,124)     (1,826)
                                              -------  ----------  ---------  ---------  -------------  -------------   ---------
BALANCE, DECEMBER 31,2003                       2,125     892,599    (26,013)   866,586        (65,685)        76,338     879,364
Capital stock issued                                2           -          -          -              -              -           2
Capital stock redeemed                            (68)          -          -          -              -              -         (68)
2004 earnings, as applied                           -      23,636      1,920     25,556              -         (4,123)     21,433
 Less portion stated as current liability           -     (15,757)         -    (15,757)             -              -     (15,757)
Portion of member equities stated as current
 liability                                          -      (6,560)         -     (6,560)             -              -      (6,560)
Cash patronage and redemption of member
 equities                                           -     (34,615)         -    (34,615)             -              -     (34,615)
Redemption included in prior year's
 liabilities                                        -      19,449          -     19,449              -              -      19,449
Minimum pension liability adjustment, net of
 income taxes                                       -           -          -          -         (7,402)             -      (7,402)
Change in the fair value of securites               -           -          -          -           (521)             -        (521)
Foreign currency translation adjustment             -           -          -          -           (184)             -        (184)
Other, net                                          -      (1,615)      (285)    (1,900)             -          1,663        (237)
                                              -------  ----------  ---------  ---------  -------------  -------------   ---------
BALANCE,DECEMBER 31,2004                      $ 2,059  $  877,137  $ (24,378) $ 852,759  $     (73,792) $      73,878   $ 854,904
                                              =======  ==========  =========  =========  =============  =============   =========

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands in tables)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS Land O'Lakes, Inc. is a diversified farmer-owned food and agricultural cooperative serving agricultural producers throughout the United States. Land O'Lakes, Inc. procures 13 billion pounds of member milk annually, markets more than 300 dairy products and provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed, crop nutrients and crop protection products) and services.

REVENUE RECOGNITION Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and sales price is fixed or determinable.

STATEMENT PRESENTATION The consolidated financial statements include the accounts of Land O'Lakes, Inc. and wholly-owned and majority-owned subsidiaries and limited liability companies ("Land O'Lakes" or the "Company"). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2003 and 2002 consolidated financial statements to conform to the 2004 presentation.

CASH AND SHORT-TERM INVESTMENTS Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

INVENTORIES Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

DERIVATIVE COMMODITY INSTRUMENTS The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Accordingly, the futures contracts are marked-to-market each month, and these unrealized gains and losses ("unrealized hedging gains and losses") are recognized in earnings.

      The Company helps manage its exposure to interest rate fluctuations through the use of interest rate swaps. The objective of the swaps is to convert fixed rate debt to floating in order to achieve historical interest rate exposure levels. Changes in the fair value of the interest rate swaps designated and effective as fair value hedges are recorded in net earnings and are offset by corresponding changes in the fair value of the hedged debt.

INVESTMENTS Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The equity method of accounting is used for investments in other companies in which Land O'Lakes voting interest is 20 to 50 percent. Investments in less than 20-percent-owned companies are stated at cost as the Company does not have the ability to exert significant influence.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 5 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.

      Other intangible assets consist primarily of trademarks, patents and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over the estimated useful lives, ranging from 2 to 15 years.

RECOVERABILITY OF LONG-LIVED ASSETS The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The Company assesses the recoverability of other long-lived assets annually or whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

INCOME TAXES Land O'Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.

      The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

ADVERTISING AND PROMOTION COSTS Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $52.9 million, $52.1 million and $53.9 million in 2004, 2003 and 2002, respectively.

RESEARCH AND DEVELOPMENT Expenditures for research and development are charged to administrative expense in the year incurred. Total research and development expenses were $29.6 million, $29.0 million and $33.3 million in 2004, 2003 and 2002, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS On January 17, 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51," ("FIN 46"). The primary objectives of FIN 46 are to provide guidance on the identification and consolidation of variable interest entities, or VIE's, which are entities for which control is achieved through means other than through voting rights. As permitted by the Interpretation, the Company early-adopted FIN 46 as of July 1, 2003 and began consolidating its joint venture in

MoArk, LLC ("MoArk"), an egg production and marketing company. FIN 46 was revised in December 2003 and was effective for the Company on January 1, 2005.

      In May 2004, the FASB issued FASB Staff Position 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (the "Position"). The Position applies to sponsors of single-employer postretirement health care plans that are impacted by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). In general, the Act introduces a federal subsidy to sponsors that conclude that prescription drug benefits available under such plans are actuarially equivalent to the prescription drug benefit now provided under Medicare pursuant to the Act. The Position was effective for the Company as of July 1, 2004. Treating the future subsidy under the Act as an actuarial experience gain, as required by the Position, decreased the accumulated postretirement benefit obligation at the beginning of the year by $8.4 million. The subsidy also decreased the net periodic postretirement benefit cost for 2004 by $1.2 million. The effects of the Act have been included in the Company's measurement of its accumulated benefit obligation in Note 15, Pension and Other Postretirement Plans.

      In December 2004, the FASB issued FASB Staff Position (FSP) No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." FSP No. 109-1 states that the tax deduction on qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, "Accounting for Income Taxes" and not be treated as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. This FSP is effective January 1, 2005, and the Company has not yet determined the impact that this pronouncement will have on its consolidated financial statements.

ACCOUNTING ESTIMATES The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. MOARK, LLC CONSOLIDATION AND PLANNED ACQUISITION OF MINORITY INTEREST

Through June 30, 2003, the Company carried its 50% ownership interest in MoArk under the equity method with an investment balance of $56.7 million. Osborne Investments, LLC ("Osborne") owned the remaining interest in MoArk. In 2003, the Company increased its ownership from 50% to 57.5% with an additional investment of $7.8 million. In addition, the Company has the right to acquire (and Osborne has the right to require the Company to acquire) the remaining 42.5% of MoArk owned by Osborne for a $42.2 million minimum payment in 2007.

      In accordance with the provisions of Interpretation No. 46 "Consolidation of Variable Interest Entities," effective July 1, 2003, the Company consolidated MoArk into its financial statements. Although Osborne has a 42.5% ownership interest in MoArk, the Company is allocated 100% of the earnings or loss from the operations of MoArk. In addition to consolidating MoArk for accounting purposes, the Company has presumed that it will acquire the remaining 42.5% in 2007. Effective July 1, 2003, the Company recorded this presumed $42.2 million payment as a long-term liability in the consolidated balance sheet as employee benefits and other liabilities at a present value of $31.6 million using an effective interest rate of 7%. The present value of this liability is $35.0 million at December 31, 2004.

3. RESTRICTED CASH

On March 28, 2003, Cheese & Protein International LLC ("CPI"), a 97%-owned consolidated subsidiary, amended its lease for property and equipment relating to its cheese manufacturing and whey processing plant in Tulare, CA. The amendment postponed the measurement of the fixed charge coverage ratio requirement until March 2005, which the Company expects to be in compliance with during 2005. The amendment requires Land O'Lakes to maintain a $20 million cash account (which may be replaced by a letter of credit at the Company's option) to support the lease. The cash account or letter of credit would only be drawn upon in the event of a CPI default and would reduce amounts otherwise due under the lease. The requirement would be lifted following the achievement of certain financial targets by CPI.

4. RECEIVABLES

A summary of receivables at December 31 is as follows:

                                                            2004               2003
                                                        -------------       -----------
Trade accounts                                          $      67,687       $   324,911
Notes and contracts                                            65,003            63,984
Notes from sale of trade receivables (see Note 5)             362,123           181,320
Other                                                          79,566            53,767
                                                        -------------       -----------
                                                              574,379           623,982
Less allowance for doubtful accounts                           15,538            19,544
                                                        -------------       -----------
Total receivables, net                                  $     558,841       $   604,438
                                                        =============       ===========

      A substantial portion of Land O'Lakes receivables is concentrated in agriculture as well as the wholesale and retail food industries. Collections of these receivables may be dependent upon economic returns in these industries. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

5. RECEIVABLES PURCHASE FACILITY

In December 2001, the Company established a $100.0 million receivables purchase facility with CoBank, ACB ("CoBank"). In March 2004, the facility was expanded to $200 million. A wholly-owned, unconsolidated special purpose entity ("SPE") was established to purchase certain receivables from the Company. CoBank has been granted an interest in the pool of receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales; accordingly, the receivables transferred to the SPE are not reflected in the consolidated balance sheets. However, the Company retains credit risk related to the repayment of its notes receivable with the SPE, which, in turn, is dependent upon the credit risk of the SPE's receivables pool. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At December 31, 2004, no amounts were outstanding under this facility, and $20.0 million was outstanding under this facility at December 31, 2003. The total accounts receivable sold to the SPE were $5,839.2 million and $2,593.0 million in 2004 and 2003, respectively.

6. INVENTORIES

A summary of inventories at December 31 is as follows:

                            2004               2003
                        -------------       ----------
Raw materials           $     159,842       $  161,974
Work in process                 9,216           10,349
Finished goods                284,957          301,068
                        -------------       ----------
Total inventories       $     454,015       $  473,391
                        =============       ==========

7. INVESTMENTS

A summary of investments at December 31 is as follows:

                                                                   2004                2003
                                                              -------------         ----------
CF Industries, Inc.                                           $     213,002         $  249,502
Agriliance LLC                                                      101,263             92,134
Ag Processing Inc                                                    37,461             37,941
Advanced Food Products LLC                                           31,322             29,494
CoBank, ACB                                                          15,467             18,583
Universal Cooperatives                                                7,629              8,224
Agronomy Company of Canada Ltd                                       10,549              7,954
Melrose Dairy Proteins, LLC                                           7,293              6,623
Prairie Farms Dairy, Inc.                                             4,795              5,125
Other - principally cooperatives and joint ventures                  41,769             47,872
                                                              -------------         ----------
Total investments                                             $     470,550         $  503,452
                                                              =============         ==========

      During 2004, the Company evaluated the carrying value of its investment in CF Industries, Inc., a domestic manufacturer of crop nutrients, in which it holds a minority interest. Based upon the evaluation, the carrying value of this investment was reduced by $36.5 million. In 2004, the Company also sold its investment in a swine joint venture for $2.0 million in cash and investments in the Feed segment for $2.3 million in cash.

      In 2003, the Company sold its investment in a swine joint venture in the Feed segment for $3.0 million in cash.

      The Company's largest equity investments are determined based on each investee's total assets or earnings. The following investments are included in the summarized financial information below:

Agriliance LLC and MoArk/Fort Recovery Egg Marketing, LLC as of and for the year ended December 31, 2004 and Agriliance LLC, Advanced Foods Products LLC, Melrose Dairy Proteins, LLC and MoArk/ Fort Recovery Egg Marketing, LLC as of and for the year ended December 31, 2003:

                                          2004                        2003
                                      --------------              ------------
Net sales                             $    3,574,691              $  3,907,460
Gross profit                                 384,446                   446,402
Net earnings                                  91,183                    92,456
Current assets                             1,702,230                 1,410,931
Non-current assets                           124,752                   192,313
Current liabilities                        1,494,714                 1,116,937
Non-current liabilities                      128,652                   201,469
Total equity                                 203,616                   284,838
                                      ==============              ============

8. PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment at December 31 is as follows:

Owned property, plant and equipment:

                                                          2004                  2003
                                                     --------------         ------------
Machinery and equipment                              $      637,394         $    603,657
Buildings and building equipment                            318,868              306,252
Land and land improvements                                   60,797               62,825
Software                                                     61,847               59,346
Construction in progress                                     30,452               29,136
                                                     --------------         ------------
                                                          1,109,358            1,061,216
Less accumulated depreciation                               499,346              443,830
                                                     --------------         ------------
Total property, plant and equipment, net             $      610,012         $    617,386
                                                     ==============         ============

Property under capital lease:

                                                          2004                  2003
                                                     --------------         ------------
Machinery and equipment                              $       80,974         $     80,239
Buildings and building equipment                             35,629               35,581
Land and land improvements                                    2,346                2,118
                                                     --------------         ------------
                                                            118,949              117,938
Less accumulated depreciation                                18,770                8,793
                                                     --------------         ------------
Total property under capital lease, net              $      100,179         $    109,145
                                                     ==============         ============

9. GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL The carrying amount of goodwill by segment at December 31 is as follows:

                              2004                     2003
                          -------------             ----------
Dairy Foods               $      69,904             $   66,259
Feed                            113,806                150,922
Seed                             10,465                 12,405
Agronomy                         57,643                 63,733
Layers                           79,764                 79,764
                          -------------             ----------
Total goodwill            $     331,582             $  373,083
                          =============             ==========

      In the Feed segment, goodwill decreased by $37.1 million in 2004, primarily due to the purchase of the minority interest of Land O'Lakes Farmland Feed LLC. Goodwill increased $3.6 million in the Dairy Foods segment due to additional goodwill from a prior acquisition. The goodwill decrease in the Agronomy segment resulted from amortization associated with investments in joint ventures and cooperatives.

OTHER INTANGIBLE ASSETS A summary of other intangible assets at December 31 is as follows:

                                                                         2004                2003
                                                                     ------------         ----------
Amortized other intangible assets:
  Patents, less accumulated amortization of $3,810
     and $2,622, respectively                                        $     12,960         $   14,147
  Trademarks, less accumulated amortization of $2,495
     and $2,044, respectively                                               1,845              2,296
Other intangible assets, less accumulated amortization
  of $15,373 and $12,783, respectively                                      7,586              9,870
                                                                     ------------         ----------
Total amortized other intangible assets                                    22,391             26,313
Total non-amortized other intangible assets - trademarks                   76,625             76,625
                                                                     ------------         ----------
Total other intangible assets                                        $     99,016         $  102,938
                                                                     ============         ==========

      Amortization expense for the years ended December 31, 2004, 2003 and 2002 was $4.3 million, $5.3 million and $6.6 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $2.6 million annually.

      The weighted-average life of the intangible assets subject to amortization is approximately 10 years.

10. DEBT OBLIGATIONS

The Company had notes and short-term obligations at December 31, 2004 and 2003 of $51.8 million and $80.7 million, respectively. The weighted-average interest rates on notes and short-term obligations at December 31, 2004 and 2003 were 4.19% and 3.56%, respectively.

A summary of long-term debt at December 31 is as follows:

                                                                             2004                2003
                                                                        -------------        -------------
Term A loan - paid in 2004                                              $           -        $      92,473
Term B loan - quarterly installments through 2008
  (variable rate based on LIBOR)                                              118,373              152,374
Senior unsecured notes - due 2011 (8.75%)                                     350,000              350,000
Senior secured notes - due 2010 (9.00%)                                       175,000              175,000
MoArk, LLC debt - due 2005 through 2023 (6.12% weighted average)               73,471               75,785
Industrial development revenue bonds and other secured
  notes payable - due 2005 through 2016 (.90% to 6.00%)                        14,917               14,940
Capital Securities of Trust Subsidiary - due 2028 (7.45%)                     190,700              190,700
Other debt                                                                     21,455               21,951
                                                                        -------------        -------------
                                                                              943,916            1,073,223
Less current portion                                                           10,680                7,841
                                                                        -------------        -------------
Total long-term debt                                                    $     933,236         $  1,065,382
                                                                        =============         ============

      On March 31, 2004, the Company amended its receivables securitization facility, which expanded the facility from $100 million to $200 million. The incremental proceeds from the expansion were used to make prepayments on the term loans. A mandatory $76.0 million payment in full was made for the Term A loan and a $24.0 million partial repayment was made for the Term B loan. Additional mandatory prepayments made in February 2004 were $16.5 million for the Term A loan and $10.0 million for the Term B loan.

      During 2003, the Company completed a $175 million long-term bond offering due 2010. The proceeds of the offering were used to make payments on Term A loan of $122.5 million and on Term B loan of $52.5 million. Additional payments made in 2003 on Term A loan were $73.3 million and Term B loan were $26.5 million.

      Land O'Lakes Capital Trust I (the "Trust") was created for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the "Debentures") of the Company bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation. The Capital Securities are guaranteed to the extent set forth in the Offering Memorandum of the Capital Securities by the Company and bear the same interest rate and maturity date as the Debentures.

      Interest paid on debt obligations was $80.3 million, $79.9 million and $80.0 million in 2004, 2003 and 2002, respectively.

      At December 31, 2004, the Company also had a $200 million revolving credit facility due January, 2007, subject to a borrowing base limitation. There were no borrowings on this facility as of December 31, 2004. As of December 31, 2004, $145.3 million was available under the revolving credit facility after giving effect to $54.7 million of outstanding letters of credit, which reduce availability. Borrowings under the revolving credit facility and the term loan bear interest at variable rates (either LIBOR or an

Alternative Base Rate) plus applicable margins. The margin depends on Land O'Lakes leverage ratio in the case of the revolving credit facility. The margin on the Term B loan is fixed. Based upon Land O'Lakes existing leverage ratio, the current LIBOR margins are 275 basis points for the revolving credit facility and 350 basis points for the Term B loan. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of Land O'Lakes. As of December 31, 2004, the interest rate on the Term B loan was 5.71%.

      Substantially all of the Company's assets have been pledged to its lenders under the terms of its financing arrangements including, but not limited to, Term B loan, the revolving credit facility and the senior secured notes due 2010. Debt covenants include certain required financial ratios that were all satisfied as of December 31, 2004.

      In April and May 2004, the Company entered into three $50 million fixed-to-floating interest rate swap agreements, designated as fair value hedges, in an effort to return to historical exposure levels for floating interest rate debt. These swaps mirror the terms of the 8.75% senior unsecured notes and effectively convert $150 million of such notes from a fixed 8.75% rate to an effective rate of LIBOR plus 385 basis points. At December 31, 2004, the aggregate notional amount of the swaps was $150 million and the fair value was $0.3 million.

      The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

      Year                       Amount
-------------------           -----------
2005                          $    10,680
2006                               10,436
2007                               15,550
2008                              123,081
2009                                8,745
2010 and thereafter               775,424

11. PURCHASE OF MINORITY INTEREST

In June 2004, the Company completed the purchase of Farmland Industries 8% ownership position in Land O'Lakes Farmland Feed LLC, which gave Land O'Lakes 100% ownership of the entity. The Company paid $12.2 million to purchase the minority interest. As a result of this acquisition, a minority interest of $55 million for this joint venture was eliminated from the consolidated balance sheet. Effective as of October 21, 2004, Land O'Lakes Farmland Feed LLC was renamed Land O'Lakes Purina Feed LLC.

12. OTHER COMPREHENSIVE INCOME

                                                             2004             2003            2002
                                                           ---------        --------        --------
Net earnings                                               $  21,433        $ 81,994        $ 96,372
Minimum pension liability adjustment (net of income
  taxes of $4,698 in 2004, $40,645 in 2003
    and $629 in 2002)                                         (7,402)        (65,617)         (1,016)
Change in fair value of securities                              (521)          1,062            (908)
Foreign currency translation adjustment                         (184)           (508)            305
                                                           ---------        --------        --------
Total comprehensive income                                 $  13,326        $ 16,931        $ 94,753
                                                           =========        ========        ========

The minimum pension liability adjustment for 2004, 2003 and 2002 reflects $(8.6) million, $(60.9) million and $(1.0) million, respectively, for Land O'Lakes defined benefit pension plans and $1.2 million, $(4.7) million and $0, respectively, for the Company's portion of the minimum pension liability adjustment for its joint venture in Agriliance LLC.

      The components of accumulated other comprehensive loss at December 31 are as follows:

                                                          2004               2003
                                                       ----------         ---------
Minimum pension liability, net of income taxes         $  (74,035)        $ (66,633)
Change in fair value of securities                            559             1,080
Foreign currency translation adjustment                      (316)             (132)
                                                       ----------         ---------
Accumulated other comprehensive loss                   $  (73,792)        $ (65,685)
                                                       ==========         =========

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables provide information on the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable and notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The carrying value of LIBOR-based debt, including the revolving credit facility and Term B loan, also approximates fair market value since the interest rate automatically adjusts every one to three months and credit spreads are assumed not to have changed materially since the facilities were established. The fair value of fixed rate long-term debt was established through a present value calculation based on available information on prevailing market interest rates for similar securities on the respective reporting dates and is summarized at December 31 as follows:

                                                               2004                               2003
                                                   -----------------------------    ----------------------------
                                                     CARRYING                          Carrying
                                                      AMOUNT         FAIR VALUE         Amount        Fair Value
                                                   ------------    -------------    --------------    ----------
Senior unsecured notes due 2011                    $    350,000    $     348,406    $      350,000    $  295,820
Senior secured notes due 2010                           175,000          191,329           175,000       177,048
MoArk fixed rate debt                                    50,943           51,986            46,950        46,950
Capital Securities of Trust Subsidiary due 2028         190,700           78,957           190,700        68,026
                                                   ============    =============    ==============    ==========

      The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provides an indication of the extent of the Company's involvement in such instruments at that time but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts of these instruments at December 31 is as follows:

                                                      2004                          2003
                                           -------------------------      -----------------------
                                            NOTIONAL         FAIR         Notional        Fair
                                             AMOUNT          VALUE         Amount         Value
                                           ----------       --------      ---------      --------
Derivative financial instruments:
  Commodity futures contracts
    Commitments to purchase                $  147,965       $ (3,790)     $ 165,320      $ 13,389
    Commitments to sell                       (62,224)        (4,171)       (72,323)       (1,191)

14. INCOME TAXES

The components of the income tax provision are summarized as follows:

                                             2004           2003          2002
                                           --------      ---------      --------
Current expense
  Federal                                  $  5,071      $   7,999      $ 11,662
  State                                       1,310          1,029         1,551
                                           --------      ---------      --------
                                              6,381          9,028        13,213
                                           --------      ---------      --------
Deferred expense (benefit)
  Federal                                  $ (4,368)     $   9,279      $ (7,839)
  State                                        (609)         2,396          (972)
                                           --------      ---------      --------
                                             (4,977)        11,675        (8,811)
                                           --------      ---------      --------
Income tax expense                         $  1,404      $  20,703      $  4,402
                                           ========      =========      ========

The effective tax rate differs from the statutory rate primarily as a result of the following:

                                                  2004           2003          2002
                                                  ----           ----          ----
Statutory rate                                    35.0%          35.0%         35.0%
Patronage refunds                                 28.0)         (13.0)        (29.7)
State income tax, net of federal benefit           1.5            2.1           0.3
Amortization of goodwill                           1.6            0.3           0.4
Effect of foreign operations                      (4.0)          (1.4)         (3.5)
Disposal of investment                            (4.2)             -             -
Additional taxes provided (benefited)              0.9           (5.0)          0.1
Meals and entertainment                            3.3            1.3           1.2
Tax credits                                       (2.9)          (0.6)            -
Other, net                                         1.5            0.5           0.1
                                                  ----           ----          ----
Effective tax rate                                 4.7%          19.2%          3.9%
                                                  ====           ====          ====

The significant components of the deferred tax assets and liabilities at December 31 are as follows:

                                                           2004               2003
                                                       -------------      ----------
Deferred tax assets related to:
  Deferred patronage                                   $      31,889      $   44,074
  Accrued expenses                                            67,389          65,729
  Allowance for doubtful accounts                              6,125           7,246
  Inventories                                                  3,673               -
  Asset impairments                                           16,039           4,038
  Joint ventures                                              20,553          15,041
  Net operating loss carryforwards                            32,178          15,641
  Deferred tax credits                                         6,773           6,796
                                                       -------------      ----------
Total deferred tax assets                                    184,619         158,565
                                                       -------------      ----------
Deferred tax liabilities related to:
  Property, plant and equipment                              101,022          80,190
  Inventories                                                      -          13,191
  Intangibles                                                 26,643           6,786
  Deferred revenue                                            17,265          20,693
  Other, net                                                   2,123           3,493
                                                       -------------      ----------
Total deferred tax liabilities                               147,053         124,353
                                                       -------------      ----------
Net deferred tax assets                                $      37,566      $   34,212
                                                       =============      ==========

      SFAS No. 109 "Accounting for Income Taxes" requires consideration of a valuation allowance if it is "more likely than not" that benefits of deferred tax assets will not be realized. The Company has determined, based on prior earnings history, reversal of deferred liabilities and anticipated earnings that no valuation allowance is necessary.

      Income taxes paid (recovered) in 2004, 2003 and 2002 were $11.1 million, $(6.6) million and $(21.7) million, respectively.

15. PENSION AND OTHER POSTRETIREMENT PLANS

The Company has a qualified, defined benefit pension plan which generally covers all eligible employees not participating in a labor negotiated plan. Plan benefits are generally based on years of service and employees' highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act ("ERISA"). In addition, the Company has a noncontributory, supplemental executive retirement plan ("SERP") and a discretionary capital accumulation plan ("CAP"), both of which are non-qualified, defined benefit pension plans and are unfunded.

      The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O'Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O'Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans' annual cash requirements.

      The Company uses a November 30 measurement date for its plans.

OBLIGATION AND FUNDED STATUS AT DECEMBER 31

                                                             Pension Benefits
                                             ------------------------------------------------
                                                Qualified Plan           Non-qualified Plans
                                             ---------------------      ---------------------
                                               2004         2003          2004        2003
                                             --------     --------      --------    ---------
Change in benefit obligation:
  Benefit obligation at beginning of year    $415,398     $351,823      $ 47,732    $  42,068
  Service cost                                 16,957       16,209           154          377
  Interest cost                                24,627       24,253         2,745        2,916
  Plan participants' contributions                  -            -            -            -
  Plan amendments                              (3,309)           -          (199)           -
  Actuarial loss (gain)                         5,584       41,167        (1,329)       4,476
  Benefits paid                               (18,620)     (18,054)       (2,437)      (2,105)
                                             --------     --------      --------    ---------
  Benefit obligation at end of year          $440,637     $415,398      $ 46,666    $  47,732
                                             ========     ========      ========    =========
Change in plan assets:
  Fair value of plan assets at
     beginning of year                       $361,265     $334,137      $      -    $       -
  Actual gain on plan assets                   37,745       45,182             -            -
  Company contributions                        10,000            -         2,437        2,105
  Plan participants' contributions                  -            -             -            -
  Benefits paid                               (18,620)     (18,054)       (2,437)      (2,105)
                                             --------     --------      --------    ---------
  Fair value of plan assets at end of year   $390,390     $361,265      $      -    $       -
                                             ========     ========      ========    =========
  Funded status                              $(50,247)    $(54,133)     $(46,666)   $ (47,732)
  Unrecognized net actuarial loss             130,200      135,129         8,738       10,486
  Unrecognized prior service cost                 182        4,652        (2,539)      (2,778)
  Unrecognized transition obligation                -            -             -            -
                                             --------     --------      --------    ---------
  Net amount recognized                      $ 80,135     $ 85,648      $(40,467)   $ (40,024)
                                             ========     ========      ========    =========
Amounts recognized in the consolidated
     balance sheets of:
  Accrued benefit liability                  $(28,798)    $(15,909)     $(45,934)   $ (43,361)
  Intangible asset                                182        4,652             -            -
  Accumulated other comprehensive
     loss before income taxes                 108,751       96,905         5,467        3,337
                                             --------     --------      --------    ---------
  Net amount recognized                      $ 80,135     $ 85,648      $(40,467)   $ (40,024)
                                             ========     ========      ========    =========

                                                      Other Postretirement Benefits
                                                      -----------------------------
                                                          2004            2003
                                                      ----------        -----------
Change in benefit obligation:
  Benefit obligation at beginning of year               $ 67,924        $ 60,923
  Service cost                                               804             803
  Interest cost                                            4,079           4,353
  Plan participants' contributions                         2,043           1,586
  Plan amendments                                              -               -
  Actuarial loss                                           4,481           8,150
  Benefits paid                                           (8,137)         (7,891)
                                                        --------        --------
  Benefit obligation at end of year                     $ 71,194        $ 67,924
                                                        ========        ========
Change in plan assets:
  Fair value of plan assets at
    beginning of year                                   $      -        $      -
  Actual gain on plan assets                                   -               -
  Company contributions                                    6,094           6,305
  Plan participants' contributions                         2,043           1,586
  Benefits paid                                           (8,137)         (7,891)
                                                        --------        --------
  Fair value of plan assets at end of year              $      -        $      -
                                                        ========        ========
  Funded status                                         $(71,194)       $(67,924)
  Unrecognized net actuarial loss                         37,062          34,926
  Unrecognized prior service cost                          2,394           2,660
  Unrecognized transition obligation                       5,143           5,786
                                                        --------        --------
  Accrued benefit liability recognized in the
    consolidated balance sheets                         $(26,595)       $(24,552)
                                                        ========        ========

      The accumulated benefit obligation for the Company's qualified, defined benefit pension plan was $419.2 million and $377.2 million at December 31, 2004 and 2003, respectively. The accumulated benefit obligation for the Company's non-qualified, defined benefit pension plans was $45.9 million and $42.2 million at December 31, 2004 and 2003, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31 is as follows:

                                                 Pension Benefits
                                 ---------------------------------------------
                                    Qualified Plan        Non-qualified Plans
                                 ---------------------   ---------------------
                                   2004         2003       2004        2003
                                 ---------   ---------   ---------   ---------
Projected benefit obligation     $ 440,637   $ 415,398   $  46,666   $  47,732
Accumulated benefit obligation     419,188     377,175      45,934      42,235
Fair value of plan assets          390,390     361,265           -           -
                                 =========   =========   =========   =========

Components of net periodic benefit cost are as follows:

                                                    Pension Benefits                 Other Postretirement  Benefits
                                        --------------------------------------    -----------------------------------
                                           2004          2003          2002         2004         2003         2002
                                        ----------    ----------     ---------    ---------   ----------   ----------
Service cost                            $   17,111    $   16,586     $  11,903    $     804   $      803   $      802
Interest cost                               27,372        27,169        26,347        4,079        4,353        4,048
Expected return on assets                  (32,736)      (32,806)      (30,301)           -            -            -
Amortization of actuarial loss               5,923         1,771           905        2,346        2,169        1,615
Amortization of prior service cost             723           844           848          266          266          266
Amortization of transition obligation            -             -             -          643          643          643
                                        ----------    ----------     ---------    ---------   ----------   ----------
Net periodic benefit cost               $   18,393    $   13,564     $   9,702    $   8,138   $    8,234   $    7,374
                                        ==========    ==========     =========    =========   ==========   ==========

ADDITIONAL INFORMATION

                                                                    Pension Benefits
                                                    -------------------------------------------
                                                       Qualified Plan      Non-qualified Plans
                                                    --------------------  ---------------------
                                                      2004        2003      2004         2003
                                                    ---------   --------  ---------    --------
(Decrease) increase in intangible asset             $  (4,470)  $  4,652  $       -    $      -
Increase in additional minimum liability                7,376    101,557      2,130       1,692
                                                    ---------   --------  ---------    --------
Increase in other comprehensive loss
  before income taxes                               $  11,846   $ 96,905  $   2,130    $  1,692
                                                    =========   ========  =========    ========

Weighted-average assumptions used to determine benefit obligations at December
31:

                                                            Other Postretirement
                                          Pension Benefits         Benefits
                                          ----------------  --------------------
                                           2004     2003         2004     2003
                                           ----     ----         ----     ----
Discount rate                              6.00%    6.25%        6.00%    6.25%
Rate of long-term return on plan assets    8.50%    8.50%         N/A      N/A
Rate of compensation increase              4.25%    4.25%         N/A      N/A
                                           ====     ====         ====     ====

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

                                                                      Other Postretirement
                                              Pension Benefits              Benefits
                                            -------------------       --------------------
                                            2004   2003    2002       2004    2003    2002
                                            ----   ----    ----       ----    ----    ----
Discount rate                               6.25%  7.00%   7.25%      6.25%   7.00%   7.25%
Rate of long-term return on plan assets     8.50%  8.50%   9.50%       N/A     N/A     N/A
Rate of compensation increase               4.25%  4.25%   4.75%       N/A     N/A     N/A
                                            ====   ====    ====       ====    ====    ====

      The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Assumed health care cost trend rates at December 31:

                                                                                2004      2003
                                                                                -----     ----
Health care cost trend rate assumed for next year                               10.00%    9.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)         5.50%    5.50%
Year that rate reaches ultimate trend rate                                       2010     2008
                                                                                =====     ====

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1-percentage point change in the assumed health care cost trend rate at December 31, 2004 would have the following effects:

                                                       1-percentage   1-percentage
                                                           point         point
                                                         increase       decrease
                                                       ------------   ------------
Effect on total of service and interest cost              $   256       $   (242)
Effect on postretirement benefit obligation               $ 4,268       $ (4,026)
                                                          =======       ========

      The Company's qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2004 and December 31, 2003, by asset category, are as follows:

Asset category                          2004          2003          Target
--------------------------------        ----          ----          ------
U.S. equity securities                    55%           60%            55%
International equity securities           10%           10%            10%
Fixed income securities and bonds         35%           30%            35%
                                         ---           ---            ---
Total                                    100%          100%           100%
                                         ===           ===            ===

      The Company has a Statement of Pension Investment Policies and Objectives ("the Statement") that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company's pension costs; and 2) the Company expects to receive above-average performance from the pension portfolio's managers in exchange for the fees paid to them. As a result, the total fund's annualized return before fees should, over a five year horizon, exceed the annualized, weighted total rate of return of the following customized index by 1 percentage point: S&P 500 (weighted 55%), EAFE Index (weighted 10%) and Lehman Bros. Aggregate Bond Index (weighted 35%) and rank in the top 35 percent on the Hewitt Associates' pension fund universe.

CASH FLOW

The Company expects to contribute $12.5 million to its defined benefit pension plans and $5.9 million to its other postretirement benefit plans in 2005.

      The benefits anticipated to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

                                                Other           Health
               Qualified    Non-qualified   Postretirement   Care Subsidy
             Pension Plan   Pension Plans      Benefits        Receipts
             ------------   -------------   --------------   ------------
2005         $    20,000    $     2,500     $      8,400     $        -
2006              21,000          2,600            8,700         (1,200)
2007              21,000          2,800            9,100         (1,200)
2008              22,000          2,900            9,400         (1,200)
2009              24,000          3,100            9,800         (1,200)
2010-2014        145,000         17,200           54,800         (5,700)
             ===========    ===========     ============     ==========

OTHER BENEFIT PLANS

Certain eligible employees are covered by defined contribution plans. The expense for these plans was $14.2 million, $12.7 million and $14.6 million for 2004, 2003 and 2002, respectively.

16. EQUITIES

The authorized capital stock at December 31, 2004 consists of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.

      The following details the activity in membership shares during the three years ended December 31, 2004:

                              NUMBER OF SHARES
-----------------------------------------------------------------------------
                                        Common                     Preferred
                          ----------------------------------       ---------
                            A         B         C        D
                          -----     -----      ---     -----
December 31, 2001         1,172     5,867      200     1,438         92,569
 New Members                  3       321        2       137              -
 Redemptions                (48)     (981)      (8)     (470)        (6,289)
                          -----     -----      ---     -----         ------
December 31, 2002         1,127     5,207      194     1,105         86,280
 New Members                  3       247        -       156              -
 Redemptions                (36)     (540)      (4)     (119)        (2,762)
                          -----     -----      ---     -----         ------
December 31, 2003         1,094     4,914      190     1,142         83,518
 New Members                  1       188        1       141              -
 Redemptions                (38)     (758)      (8)     (165)        (2,130)
                          -----     -----      ---     -----         ------
December 31, 2004         1,057     4,344      183     1,118         81,388
                          =====     =====      ===     =====         ======

      Allocated patronage to members of $23.6 million, $40.0 million and $96.9 million for the years ended December 31, 2004, 2003 and 2002, respectively, is based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2004, the $23.6 million of allocated patronage consists of $55.4 million of patronage refunds from operations and $(31.8) million of patronage losses related to loss on impairment of investment.

      The allocation to retained earnings of $(4.1) million in 2004, $42.3 million in 2003 and $12.6 million in 2002 represents (losses) or earnings generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.

17. RESTRUCTURING AND IMPAIRMENT CHARGES

                                                  2004        2003         2002
                                                -------      -------      -------
Restructuring charges                           $ 2,441      $ 3,532      $13,173
Impairment charges                                5,374        2,810       18,239
                                                -------      -------      -------
Total restructuring and impairment charges      $ 7,815      $ 6,342      $31,412
                                                =======      =======      =======

RESTRUCTURING CHARGES

In 2004, the Company had restructuring charges of $2.4 million. Feed recorded a $2.9 million restructuring charge, which represented severance costs for 100 employees due to the downsizing of operations. Dairy Foods had a reversal of $0.5 million related to prior year restructuring charges for the closure of the Volga, SD cheese facility. The balance remaining to be paid at December 31, 2004 for employee severance and outplacement costs was $3.8 million.

      In 2003, the Company recorded restructuring charges of $3.5 million. Of this amount, Dairy Foods recorded restructuring charges of $1.0 million, which represented severance costs for 44 employees as a result of closing a facility in Perham, MN, and $1.6 million for severance related to the closure of a facility in Volga, SD. Feed recorded a restructuring charge of $0.6 million for severance costs related to closing feed plants, and Seed recorded a restructuring charge of $0.3 million for severance costs related to closing a facility. The balance remaining to be paid at December 31, 2003 for employee severance and outplacement costs was $4.2 million.

      In 2002, the Company recorded restructuring charges of $13.2 million. In the Dairy Foods segment, the Company recorded a $4.4 million restructuring charge related to employee severance and outplacement costs for 374 employees at various locations. In the Feed segment, the Company recorded an $8.8 million restructuring charge related to employee severance and outplacement costs for 375 employees at various locations. The balance remaining to be paid at December 31, 2002 for employee severance and outplacement costs was $10.5 million.

IMPAIRMENT CHARGES

In 2004, the Company incurred $5.4 million of impairment charges. This included a $1.5 million charge for goodwill impairment in Seed and impairments of $3.1 million in Feed, $0.6 million in Dairy Foods and $0.2 million in Other related to the write-down of certain assets to their estimated fair value.

      In 2003, the Company recorded impairment charges of $2.8 million. Impairment charges of $1.3 million in the Feed segment and $0.5 million in the Seed segment were recognized for write-downs of certain assets to their estimated value. The Company also recorded a goodwill impairment in the Seed segment for $1.0 million.

      In 2002, the Company recorded impairment charges of $18.2 million. In the Dairy Foods segment, the Company recorded a $15.1 million impairment charge, which was related primarily to the write-down of impaired plant assets held for sale to their estimated fair value. In the Feed segment, the Company recorded a $3.1 million impairment charge, which was primarily related to the write-down of impaired plant assets held for sale to their estimated fair value.

18. DISCONTINUED OPERATIONS

During the fourth quarter of 2004, the Company adopted a plan to divest of substantially all assets and liabilities related to its swine production operations, which were historically reported in the Swine segment. This transaction is expected to occur in the first half of 2005. In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," certain components of this segment were classified as discontinued operations for all periods presented.

      Results from operations and balance sheet information included in discontinued operations are set forth in the table below. The balance sheet amounts at December 31 listed below are classified in the following categories on the consolidated financial statements: other current assets, other assets and accrued expenses, respectively. The Company has allocated interest to discontinued operations based on the debt that is expected to be paid as a result of the divestiture of these assets. Interest allocated to discontinued operations was $2.1 million in 2004, $1.9 million in 2003 and $2.3 million in 2002.

                                                                   2004           2003           2002
                                                                ---------       --------       --------
Net sales                                                       $  65,691       $ 56,918       $ 52,967
Loss from discontinued operations before income taxes           $ (10,955)      $ (8,022)      $(21,591)
Income tax benefit                                                  4,208          3,100          8,204
                                                                ---------       --------       --------
Loss from discontinued operations, net of income tax benefit    $  (6,747)      $ (4,922)      $(13,387)
                                                                =========       ========       ========

                                                              2004           2003
                                                            --------       --------
Current assets of discontinued operations                   $ 36,955       $ 32,240
Non-current assets of discontinued operations                      -         10,434
Current liabilities of discontinued operations                 6,725          4,971
                                                            ========       ========

19. GAIN ON LEGAL SETTLEMENTS

Gains on legal settlements were $5.4 million, $22.8 million and $155.5 million in 2004, 2003 and 2002, respectively. The gains represent cash received from product suppliers against whom the Company alleged certain price-fixing claims.

20. OTHER (INCOME) EXPENSE, NET

                                          2004          2003          2002
                                        -------       -------       ------
Gain on divestiture of businesses       $(1,438)      $  (684)      $(5,147)
(Gain) loss on sale of investments         (623)         (877)          969
Gain on sale of intangibles                   -          (550)       (4,184)
Loss on extinguishment of debt                -           525             -
                                        -------       -------       -------
Total                                   $(2,061)      $(1,586)      $(8,362)
                                        =======       =======       =======

During 2004, Land O'Lakes divested of a Dairy Foods business for $7.5 million in cash, which resulted in a gain of $1.5 million. The Company also divested of a Seed business for $5.6 million in cash, which resulted in a loss of $0.1 million. In 2003, the divestiture of a powdered cocoa business in Dairy Foods for $1.4 million in cash resulted in a gain of $1.4 million, which was partially offset by a $0.7 million loss on a divestiture of a Feed business in Taiwan, for which the Company received $0.4 million. The Company recorded $22.4 million in proceeds and $5.1 million in gains on divestiture of businesses in 2002, which was mostly made up of a seed coating business in Idaho and a seed inoculation business in Brazil.

      In 2004, the Company recorded gains of $0.6 million on the sale of investments in the Feed segment. In 2003, the Company recorded a $0.9 million gain on sale of an investment in a swine joint venture within the Feed segment. In 2002, the Company recorded a loss of $0.9 million, which was primarily due to the sale of an investment in the Feed segment.

      In 2003, the Company recorded a $0.6 million gain on the sale of a customer list relating to the divestiture of a joint venture in Taiwan. In 2002, the Company recorded a $4.2 million gain on the sale of a customer list pertaining to the feed phosphate distribution business.

      In 2003, a prepayment penalty on the Term B loan resulted in a loss of $0.5 million.

21. COMMITMENTS AND CONTINGENCIES

The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $51.5 million in 2004, $51.7 million in 2003 and $44.4 million in 2002. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

      Minimum lease commitments under noncancelable operating leases at December 31, 2004 total $110.8 million, which was composed of $32.9 million for 2005, $27.0 million for 2006, $19.5 million for 2007, $14.8 million for 2008, $8.9 million for 2009 and $7.7 million for later years.

      At December 31, 2004, the Company had $100.9 million in obligations under capital lease, which represents the present value of the future minimum lease payments for the leases of CPI and MoArk. CPI leases the real property and certain equipment relating to its cheese manufacturing and whey processing plant in Tulare, CA. CPI has a lease balance of $90.4 million at December 31, 2004. MoArk leases machinery, building and equipment at various locations. MoArk's lease balance at December 31, 2004 was $10.5 million.

      Minimum commitments under obligations under capital leases at December 31, 2004 total $100.9 million, which was composed of $10.4 million for 2005, $10.5 million for 2006, $10.5 million for 2007, $10.3 million for 2008, $10.1 million for 2009 and $49.1 million for later years.

      The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company's consolidated financial condition, future results of operations or cash flows.

      On February 24, 2004, Cache La Poudre Feeds, LLC ("Cache") filed a lawsuit in the United States District Court for the District of Colorado against the Company, Land O'Lakes Farmland Feed LLC and certain named officers thereof claiming trademark infringement with respect to certain animal feed sales under the Profile trade name. Cache seeks damages of at least $132.8 million, which, it claims, is the amount the named entities generated in gains, profits and advantages from using the Profile trade name. In response to Cache's complaint, the Company denied any wrongdoing and pursued certain counterclaims against Cache relating to, among other things, trademark infringement and other claims against Cache for, among other things, defamation and libel. In addition, the Company believes that Cache's calculation of the Company's gains, profits and advantages allegedly generated from the use of the Profile trade name is grossly overstated. The Company believes that sales revenue generated from the sale of products carrying the Profile trade name are immaterial. Although the amount of any loss that may result from this matter cannot be ascertained with certainty, management does not currently believe that it will result in a loss material to the Company's consolidated financial condition, future results of operations or cash flow.

      Since July 2003, several lawsuits have been filed against the Company by Ohio alpaca producers, in which it is alleged that the Company manufactured and sold animal feed that caused the death of, or damage to, certain of the producers' alpacas. It is possible that additional lawsuits or claims relating to this matter could be brought against the Company. Although the amount of any loss that may result from these matters cannot be ascertained with certainty, management does not currently believe that, in the aggregate, they will result in losses material to the Company's consolidated financial condition, future results of operations or cash flow.

      In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for clean-up costs in connection with hazardous substances and wastes at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study at the site and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. In March 2001, the Company responded to the EPA denying any responsibility. No further communication has been received from the EPA.

22. SEGMENT INFORMATION

The Company operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers.

      The Dairy Foods segment produces, markets and sells products such as butter, spreads, cheese and other dairy related products. Products are sold under well-recognized national brand names and trademarks including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.

      The Feed segment is largely comprised of the operations of Land O'Lakes Purina Feed LLC ("Land O'Lakes Purina Feed"), the Company's wholly owned subsidiary. Land O'Lakes Purina Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.

      The Seed segment is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn, forage and turf grasses.

      The Agronomy segment consists primarily of the Company's 50% ownership in Agriliance LLC ("Agriliance"), which is accounted for under the equity method. Agriliance markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).

      The Layers segment consists of the Company's joint venture in MoArk, which was consolidated as of July 1, 2003. MoArk produces and markets shell eggs and egg products that are sold at retail and wholesale for consumer and commercial use throughout the United States.

      The Company allocates corporate administrative expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment's percent of total invested capital. A majority of corporate administrative expense is allocated directly.

      (See Segment information table on page 23.)

23. RELATED PARTY TRANSACTIONS

The Company has a 50% voting interest in Melrose Dairy Proteins, LLC, a joint venture with Dairy Farmers of America formed in April 2001. For the years ended December 31, 2004, 2003 and 2002, the Company purchased $19.7 million, $15.1 million and $18.6 million, respectively, in product from the venture and sold $121.0 million, $95.2 million and $96.1 million, respectively, in product to the venture.

      The Company has a 50% voting interest in Agriliance LLC, a joint venture with CHS Inc. formed in July 2000. For the years ended December 31, 2004, 2003 and 2002, the Company sold services to the venture of $10.7 million, $9.2 million and $8.3 million, respectively.

SEGMENT INFORMATION

                                                          DAIRY FOODS       FEED          SEED       AGRONOMY         LAYERS
                                                          -----------   -----------   -----------   -----------   -----------
For the year ended December 31, 2004:
   Net sales                                              $ 3,956,883   $ 2,626,577   $   538,420   $         -   $   541,318
   Cost of sales (1)                                        3,759,134     2,370,029       468,049             -       476,039
   Selling, general and administrative                        160,705       237,687        48,953        12,846        38,499
   Restructuring and impairment charges                            54         6,040         1,480             -             -
   Interest expense, net                                       28,142        26,676         3,938         9,273        14,127
   Loss (gain) on legal settlements                               579        (5,546)            -             -          (448)
   Other (income) expense, net                                 (1,585)         (623)          146             -             -
   Equity in (earnings) loss of affiliated companies           (6,614)       (2,007)            -       (41,923)       (7,918)
   Loss on impairment of investment                                 -             -             -        36,500             -
   Minority interest in earnings (loss) of subsidiaries             -         1,641             8             -             -
                                                          -----------   -----------   -----------   -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $    16,468   $    (7,320)  $    15,846   $   (16,696)  $    21,019
                                                          ===========   ===========   ===========   ===========   ===========
For the year ended December 31, 2003:
   Net sales                                              $ 2,975,027   $ 2,467,207   $   479,309   $         -   $   317,829
   Cost of sales (1)                                        2,804,770     2,179,115       416,213             -       264,727
   Selling, general and administrative                        141,368       229,989        46,354        13,993        24,598
   Restructuring and impairment charges                         2,605         1,962         1,775             -             -
   Interest expense, net                                       29,107        28,133         3,384         9,019         9,869
   Gain on legal settlements                                     (103)      (22,429)            -             -          (310)
   Other (income) expense, net                                 (1,384)         (727)            -             -             -
   Equity in (earnings) loss of affiliated companies           (4,952)       (1,641)            -       (36,237)      (14,480)
   Minority interest in earnings of subsidiaries                    -         6,366             -             -             -
                                                          -----------   -----------   -----------   -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $     3,616   $    46,439   $    11,583   $    13,225   $    33,425
                                                          ===========   ===========   ===========   ===========   ===========
For the year ended December 31, 2002:
   Net sales                                              $ 2,898,815   $ 2,444,668   $   406,871   $         -   $         -
   Cost of sales (1)                                        2,743,668     2,155,342       353,852             -             -
   Selling, general and administrative                        156,016       235,835        44,272        18,885         2,120
   Restructuring and impairment charges                        19,647        11,765             -             -             -
   Interest expense, net                                       20,136        36,427         4,318         9,469         4,509
   Gain on legal settlements                                   (3,166)     (152,378)            -             -             -
   Other (income) expense, net                                 (1,796)       (2,642)       (3,956)            -             -
   Equity in (earnings) loss of affiliated companies              580        (1,560)           75       (26,598)        2,915
   Minority interest in (loss) earnings of subsidiaries           (21)        5,380            19             -             -
                                                          -----------   -----------   -----------   -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $   (36,249)  $   156,499   $     8,291   $    (1,756)  $    (9,544)
                                                          ===========   ===========   ===========   ===========   ===========
2004
Total assets                                              $   976,788   $   890,304   $   398,924   $   391,532   $   276,859
Depreciation and amortization                                  39,551        38,544         2,546         6,101        10,825
Capital expenditures                                           53,130        26,342         1,571             -         8,878

2003
Total assets                                              $   939,610   $   945,497   $   423,927   $   423,341   $   315,555
Depreciation and amortization                                  42,958        44,895         2,156         6,101         6,326
Capital expenditures                                           28,220        24,049           542             -         3,769

2002
Total assets                                              $   922,606   $ 1,087,432   $   436,679   $   426,696   $    58,332
Depreciation and amortization                                  36,831        46,555         3,023         6,090           873
Ca pital expenditures                                          32,347        26,047           573             -             -
(1) Cost of sales includes unrealized hedging (gains)
   losses of:
   2004                                                   $     2,601   $    13,551   $     2,992   $         -   $     1,106
   2003                                                        (3,035)      (11,802)       (2,645)            -             -
   2002                                                           394          (154)       (2,265)            -             -

                                                            OTHER/
                                                         ELIMINATIONS  CONSOLIDATED
                                                         ------------  ------------
For the year ended December 31, 2004:
   Net sales                                              $    13,294   $ 7,676,492
   Cost of sales (1)                                            9,533     7,082,784
   Selling, general and administrative                          2,245       500,935
   Restructuring and impairment charges                           241         7,815
   Interest expense, net                                          958        83,114
   Loss (gain) on legal settlements                                 -        (5,415)
   Other (income) expense, net                                      1        (2,061)
   Equity in (earnings) loss of affiliated companies               50       (58,412)
   Loss on impairment of investment                                 -        36,500
   Minority interest in earnings (loss) of subsidiaries            (1)        1,648
                                                          -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $       267   $    29,584
                                                          ===========   ===========
For the year ended December 31, 2003:
   Net sales                                              $    29,813   $ 6,269,185
   Cost of sales (1)                                           20,128     5,684,953
   Selling, general and administrative                          8,308       464,610
   Restructuring and impairment charges                             -         6,342
   Interest expense, net                                        1,460        80,972
   Gain on legal settlements                                        -       (22,842)
   Other (income) expense, net                                    525        (1,586)
   Equity in (earnings) loss of affiliated companies               61       (57,249)
   Minority interest in earnings of subsidiaries                    -         6,366
                                                          -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $      (669)  $   107,619
                                                          ===========   ===========
For the year ended December 31, 2002:
   Net sales                                              $    39,214   $ 5,789,568
   Cost of sales (1)                                           30,805     5,283,667
   Selling, general and administrative                          9,408       466,536
   Restructuring and impairment charges                             -        31,412
   Interest expense, net                                        1,518        76,377
   Gain on legal settlements                                        -      (155,544)
   Other (income) expense, net                                     32        (8,362)
   Equity in (earnings) loss of affiliated companies              422       (24,166)
   Minority interest in (loss) earnings of subsidiaries           109         5,487
                                                          -----------   -----------
   Earnings (loss) before income taxes and discontinued
   operations                                             $    (3,080)  $   114,161
                                                          ===========   ===========
2004
Total assets                                              $   265,375   $ 3,199,782
Depreciation and amortization                                  15,272       112,839
Capital expenditures                                            6,178        96,099
                                                          -----------   -----------
2003
Total assets                                              $   325,199   $ 3,373,129
Depreciation and amortization                                  16,800       119,236
Capital expenditures                                           15,071        71,651
                                                          -----------   -----------
2002
Total assets                                              $   289,526   $ 3,221,271
Depreciation and amortization                                  11,598       104,970
Capital expenditures                                           25,865        84,832
                                                          ===========   ===========
(1) Cost of sales includes unrealized hedging (gains)
losses of:
   2004                                                   $         -    $   20,250
   2003                                                             -       (17,482)
   2002                                                             -        (2,025)

REPORT OF MANAGEMENT

The management of Land O'Lakes, Inc. is responsible for the preparation and integrity of the consolidated financial statements. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles using management's estimates and judgments where necessary.

      Land O'Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program.

      The Board of Directors, through the Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.

      KPMG LLP, independent auditors, is retained to audit the consolidated financial statements. Their report follows.

/s/ John E.Gherty
------------------------
John E.Gherty
Prisident and Chief Executive Officer

/s/ Daniel E. Knutson
------------------------
Daniel E. Knutson
Senior Vice Prisident and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Land O'Lakes, Inc.:

We have audited the accompanying consolidated balance sheets of Land O'Lakes, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of MoArk, LLC, a majority-owned subsidiary, which statements reflect total assets constituting eight percent and eight percent and total revenues constituting seven percent and five percent in 2004 and 2003, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MoArk, LLC, is based solely on the report of the other auditors.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O'Lakes, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in 2003, the Company adopted the provisions of the Financial Accounting Standards Board's Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51."

/s/ KPMG LLP
------------------------
Minneapolis, Minnesota
January 31, 2005

FIVE YEARS IN REVIEW
($ in millions)

                                                  2004      2003      2002      2001      2000
                                                -------   -------   -------   -------   -------
OPERATIONS:
Net sales                                       $ 7,676   $ 6,269   $ 5,790   $ 5,778   $ 5,590
Earnings before income taxes and discontinued
  operations                                         30       108       114        57        82
Net earnings                                         21        82        96        68        98
Allocated patronage equities                         24        40        97        71       142
Cash returned to members                             35        24        38        47        54
                                                -------   -------   -------   -------   -------
FINANCIAL POSITION:
Working capital                                 $   327   $   433   $   185   $   388   $   311
Investments                                         471       503       540       559       459
Property, plant and equipment                       610       617       572       669       479
Total assets                                      3,200     3,373     3,221     3,068     2,464
Long-term debt                                      933     1,065     1,007     1,147       663
Equities                                            855       879       896       823       795

FINANCIAL MEASURES:
Return on equity                                      2%        9%       12%        9%       13%
Return on invested capital                            6%        8%        8%        9%        9%
Long-term debt-to-capital                            52%       53%       51%       56%       44%
Current ratio                                      1.29      1.40      1.16      1.42      1.35
                                                =======   =======   =======   =======   =======

SENIOR STRATEGY TEAM

JACK GHERTY
President and Chief Executive Officer,
Land O'Lakes, Inc.

FERNANDO PALACIOS
Executive Vice President,
Chief Operating Officer, Feed


CHRIS POLICINSKI
Executive Vice President,
Chief Operating Officer, Dairy Foods

DAN KNUTSON
Senior Vice President,
Chief Financial Officer

DON BERG
Vice President, Public Affairs

KAREN GRABOW
Vice President, Human Resources

PETER JANZEN
Vice President, General Counsel


DAVE SEEHUSEN
Vice President, Seed

FORWARD-LOOKING STATEMENTS

Throughout this report to stakeholders, we discuss some of our expectations regarding Land O'Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O'Lakes Annual Report on Form 10-K/A for the year ended December 31, 2003, which can be found on the Securities and Exchange Commission website (www.sec.gov).

[PICTURE]        IDA FOSS: THE WOMAN BEHIND
                  THE NAME "LAND O'LAKES"

In March 1924, a boy drove through deep snowdrifts to get to the home of Ida Foss in Hopkins, Minn. He was bringing big news: The Minnesota Cooperative Creameries Association had just announced the winner of its contest to name its sweet cream butter, and Ida's entry, "Land O'Lakes," had won. Ida and her husband, Edward, were astounded to hear the news. Nearly 100,000 entries had poured into the association's mailbox. The mother of the boy who brought the news had submitted 40 entries, and another contestant had submitted 70 names, but "Land O'Lakes" was Ida's sole contribution. The winning prize was $200 in gold, which both Ida and George Swift of Minneapolis, who had suggested the identical name, received.

Thirty-four years later, after Land O'Lakes had become one of the nation's best-known trade names, Ida told a reporter for Land O'Lakes News that her share of the winnings had arrived just in time to pay her taxes. She confessed that Land O'Lakes Sweet Cream Butter was still her favorite, and she believed the name an excellent one. "I have nice memories every time I see or hear the name Land O'Lakes," she said, "and I'm pleased to see the company do so well over the years. I like to think that my name idea had something to do with it."

Land O'Lakes, Inc. P.O. Box 64101 St. Paul, MN 55164
WWW.LANDOLAKESINC.COM

Design: Eisenman Associates
Printing: Diversified Graphics, Inc.
Printed on recycled paper with soybean-based inks.